                                                                    EXHIBIT 23.7

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


     We hereby consent to (i) the use in the Prospectus (the "Prospectus") constituting a part of the Registration Statement on Form S-4 filed by Queen Sand Resources, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, of information contained in our reserve reports relating to the oil and natural gas reserves and future net revenues of oil and natural gas reserves as of June 30, 1995 and June 30, 1996, and estimates relating to the NASGAS Properties (as defined in the Prospectus) at June 30, 1997 and all references to such report letters and/or to this firm in such Prospectus and
(ii) further consent to our being named as an expert therein in the section titled "Engineers."


                                          HARPER AND ASSOCIATES, INC.